As filed with the Securities and Exchange Commission on February 24, 2012

Registration No. 333-125002

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

TELEPHONE AND DATA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-2669023
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

30 North LaSalle Street, Suite 4000 Chicago, Illinois	60602
(Address of Principal Executive Offices)	(Zip Code)

Telephone and Data Systems, Inc.
2004 Long-Term Incentive Plan

(Full title of the plan)

LeRoy T. Carlson, Jr., President and Chief Executive Officer
Telephone and Data Systems, Inc.
30 North LaSalle Street, Suite 4000
Chicago, Illinois  60602

(Name and address of agent for service)

(312) 630-1900

(Telephone number, including
area code, of agent for service)

EXPLANATORY NOTE

On May 17, 2005, the Registrant filed a registration statement on Form S-8 (Registration No. 333-125002) (the “Registration Statement”), which became effective on May 17, 2005, relating to the registration of 12,070,000 Special Common Shares, par value $0.01, of the Registrant (the “Special Common Shares”), for issuance under the Telephone and Data Systems, Inc. 2004 Long-Term Incentive Plan (the “Plan”), of which 8,995,764 shares remain unissued.

On January 24, 2012, the Registrant’s Special Common Shares were reclassified as Common Shares, par value $0.01 per share, of the Registrant (“Common Shares”), and Special Common Shares are no longer issued or authorized for issuance.  In connection therewith, the Registrant amended the Plan to provide for the issuance of its Common Shares, and is filing a registration statement to register Common Shares for issuance under the Plan, to replace such Special Common Shares.

Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all Special Common Shares that remain unissued under such Registration Statement.

Pursuant to Rule 464 under the Securities Act of 1933, as amended, this Post-Effective Amendment shall become effective upon filing with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on February 24, 2012.

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ LeRoy T. Carlson, Jr.
LeRoy T. Carlson, Jr.
President and Chief Executive Officer